U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
        Date of Report (Date of earliest event reported): April 25, 2006



                            Superior Oil and Gas Co.
             (Exact name of registrant as specified in its charter)



    Nevada                            000-50173                      87-0537621
    ------                            ---------                      ----------
  (state of                   (Commission File Number)             (IRS Employer
incorporation)                                                      I.D. Number)

                            14910 Northwest 36 Street
                                 Yukon, OK 73099
                                  405-350-0404
              ----------------------------------------------------
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

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Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

     1. On April 25, 2006 the registrant (Superior Oil and Gas Co.) entered into a material definitive agreement with Enerhance Energy, Inc. of Calgary, Alberta, Canada. There is no material relationship between Superior or its affiliates and Enerhance Energy other than in respect of this agreement.

     2. The terms and conditions of the agreement that are material to Superior are as follows:

     Superior agreed to purchase, for cash, a 100% working interest in oil and gas leases covering a 7-section block of lands in the Medicine Hat Field in southeastern Alberta, Canada. Included in the purchase are two Medicine Hat natural gas wells recently drilled and completed on the lands subject to the leases. Superior is obligated over the next 60-90 days to drill a minimum of five more wells, each to about 1,500 feet, to validate the leases on the remaining five sections.

     On a 160-acre spacing program, Superior has an opportunity to drill another 26 wells on the leased lands, tie them to an existing gathering system, and have all of the wells on stream by year end - subject to financing arrangements and the availability of drilling equipment.

     Capital costs to drill, complete (including one frac-job a well), tying-in the well to a gathering system and installation of surface treating facilities, is estimated at $400,000 a well. Recovery of these capital costs at current natural gas prices of $7 to $8 an Mcf should be achieved in approximately a 6-month period from the start of production.

Item 8 - Other Events

Item 8.01 Other Events

On April 25, 2006 Superior Oil and Gas Co. published the following press release:

SUPERIOR  OIL  AND  GAS  CO.  PURCHASES   WORKING  INTEREST  IN  MULTI-WELL  GAS
DEVELOPMENT PROGRAM - MEDICINE HAT FIELD IN ALBERTA, CANADA.

April 25, 2006 . . . Yukon, Oklahoma. SUPERIOR OIL AND GAS CO. (OTCBB-SIOR) has agreed to purchase, for cash, a 100% Working Interest in a 7-section block of lands in the Medicine Hat Field in southeastern Alberta, Canada, announced Dan Lloyd, president of Superior. Included in the purchase are two Medicine Hat sand wells recently drilled on the lands which Superior will acquire. Superior is obligated over the next 60-90 days to drill a minimum of five more wells, each


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to about 1,500 feet, to validate the leases on the remaining five sections.  The lands became available due to a relatively short remaining lease term.

On a 160-acre spacing program, Superior has an opportunity to drill another 26 wells on the lands of interest, tie them in to an existing gathering system, and have all of the wells on stream by year end (subject to financing arrangements and the availability of drilling equipment), Lloyd said.

The Medicine Hat sand is an Upper Cretaceous blanket sand that is producing from over 1,000 Medicine Hat Zone wells in the immediate area. Offsetting wells in the same township exhibited Initial Production Rates with daily gas flows from 350 Thousand Cubic Feet a day to over 1.25 Million Cubic Feet a day, and these initial rates were maintained with only a 5-10% decline over the first 4-5 years of production. Cumulative gas volumes in excess of 2 Billion Cubic Feet a well have been produced from at least 20 wells in the north half of the township, with a total in excess of 80 Billion Cubic Feet of gas being produced from 20 sections in the north half of this same township. Due to the unique manner in which wells in the southern portion of the township were completed and maintained over the last 30 years, the 16 sections in the south half of the township have only produced less than 2 Billion Cubic feet of gas. The lands located in the south half of the township that have been made available to Superior are not depleted as evidenced from subsurface pressure readings on several wells across the block, and the reservoir quality is similar throughout the entire area. Superior anticipates that, based on an evaluation of the Medicine Hat Sand Gas Reservoir and from a comparison with offsetting wells that have been on production for over 20 years, the potential remaining recoverable gas reserves utilizing one well a quarter section (160 acres) is potentially in the order of 1/2 to 1 Billion Cubic Feet a quarter section for a possible range of 14 to 28 Billion Cubic Feet of recoverable gas from the lands of interest.

Capital Costs to drill, complete (including one frac-job a well), tying-in the well to a gathering system and installation of surface treating facilities, is estimated at $400,000 dollars a well. Recovery of these capital costs at current gas prices of $7.00 to $8.00 an MCF should be achieved in approximately a 6-month period from the start of production. Historical data indicates that the wells in this field are productive on an economic basis for periods of 25 to 40 years, Lloyd said.

There are also opportunities to expand this initial program from a 26-well drilling project to possibly as many as another 30-40 wells over the next couple of years. There are two under-utilized third party compression and treating facilities with available capacity in the immediate area, and several transmission lines tied-in to these plants are located on the lands of interest.

Assuming the full development by Superior of a 28-well Medicine Hat sand field on Superior's seven sections of land, a reputable Canadian petroleum reservoir engineering firm estimates the present value of the field, discounted at 12 percent, would be $91.4 million for Superior's 100% working interest. This


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assumes  capital  costs of $1.65  million over three years and is a value net of all capital costs, royalties and operating costs.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 28, 2006
                                           SUPERIOR OIL AND GAS CO.



                                         By /s/ Daniel Lloyd
                                           -------------------------------------
                                           Daniel Lloyd, Chief Executive Officer















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